NORAM ENERGY CORP. AND SUBSIDIARIES
                                        (Unaudited)
                      (millions of dollars except per share amounts)



                                        Second Quarter           Year-to-Date
                                        1995       1994         1995       1994
OPERATING INCOME BY BUSINESS UNIT
  Distribution                      $     9.3 $     7.2   $   107.2 $   116.0
  Trading & Transportation               20.7      24.1        57.3      59.0
  Other                                  (2.7)     (2.2)       (2.5)     (2.4)
     Total Operating Income              27.3      29.1       162.0     172.6

Interest Expense, Net                    37.0      41.3        76.8      83.7
Other Expense                             1.7       1.2         4.4       3.3
Income(Loss) Before Income Taxes        (11.4)    (13.4)       80.8      85.6
Provision for Income Taxes(Benefit)      (4.3)     (7.0)       35.8      36.5
Income(Loss) Before Extraordinary Item   (7.1)     (6.4)       45.0      49.1
Extraordinary Item, Less Taxes (1)       -         (0.5)       (0.1)     (0.5)
  Net Income(Loss)                       (7.1)     (6.9)       44.9      48.6
Preferred Dividend Requirement            1.9       1.9         3.9       3.9
Balance Available to Common Stock   $    (9.0)$    (8.8)  $    41.0 $    44.7

Per Share Data:
  Before Extraordinary Item         $   (0.07)$   (0.07)  $    0.33 $    0.37
  Extraordinary Item, Less Taxes         -         0.00        0.00      0.00
Earnings Per Common Share           $   (0.07)$   (0.07)  $    0.33 $    0.37

Average Common Shares
  Outstanding (in thousands)          123,735   122,390     123,350   122,380


(1)    Loss on reacquisition of debt.

Schedule of Debt:                            June 30    June 30     December 31
                                              1995       1994         1994
  Short-Term (including current maturities $    284.0 $     97.4   $    274.6
  Long-Term                                   1,323.7    1,604.1      1,414.4

    Total                                  $  1,607.7 $  1,701.5   $  1,689.0